UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2014

RUTHIGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2455 Bennett Valley Rd., Suite C116 Santa Rosa, California	95404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 525-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On November 28, 2014, the compensation committee of the board of directors of Ruthigen, Inc. (“Ruthigen,” the “Company,” “we,” “us”) approved an amended and restated employment agreement for our Chief Executive Officer, Hojabr Alimi (the “employment agreement”), which supersedes the employment agreement previously in effect between us and Mr. Alimi. The prior employment agreement went into effect when we were a wholly-owned subsidiary of our former parent company, Oculus Innovative Sciences, Inc. (“Oculus”), and Mr. Alimi was the Chairman of the board of directors of Oculus. The employment agreement primarily removes all references to Oculus and other legacy references related to Ruthigen being a subsidiary of Oculus.

The employment agreement continues to provide for an annual base salary of $375,000, subject to increase, as determined by our board of directors. The employment agreement further provides for payments to Mr. Alimi in the event of termination without cause or resignation by Mr. Alimi for good reason, as such terms are defined in the employment agreement. In the event that Mr. Alimi is terminated without cause or resigns for good reason, he is entitled to: (i) a lump severance payment equal to 24 times the average monthly base salary paid to Mr. Alimi over the preceding 12 months; (ii) up to one year (the lesser of one year following the date of termination or until Mr. Alimi becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards. In addition, if we consummate a change of control all equity awards granted by us that are then-outstanding and unvested shall become fully vested and exercisable immediately prior to and subject to the consummation of the change of control. In addition, we will reimburse Mr. Alimi for any excise taxes owed by him under Section 280G and Section 4999 of the Internal Revenue Code because of any acceleration of the equity awards (including a gross up of any additional federal, state and local taxes payable as a result of the reimbursement of the tax payments). Furthermore, we will reimburse Mr. Alimi for relocation expenses if our principal executive offices are moved or he is required to relocate, subject to certain conditions. Mr. Alimi may terminate his employment for any reason upon at least 60 days prior written notice to us.

Receipt of the termination benefits described above is contingent on Mr. Alimi’s execution of a general release of claims against us, our subsidiaries and our affiliates; his resignation from any and all directorships and every other position held by him with us and each of our subsidiaries; and his return to us and our affiliates or the Company Group (as such term is defined in the employment agreement), of all property belonging to the Company Group, received from or on account of the Company Group, or any other entity of the Company Group, or any of the Company Group’s respective affiliates by Mr. Alimi. In addition, Mr. Alimi is not entitled to such benefits if he does not comply with the non-competition and invention assignment provisions of the employment agreement during the term of his employment, or the confidentiality provisions of the employment agreement, whether during or after the term of his employment. Furthermore, we are under no obligation to pay the above-mentioned benefits if Mr. Alimi does not comply with the non-solicitation provisions of the employment agreement, which prohibit Mr. Alimi from interfering with our business relations or those of any other entity in the Company Group, and from soliciting employees of any entity in the Company Group, which provisions apply during the term of employment and for two years following termination. For the avoidance of doubt, the changes contained in the employment agreement do not affect, or have any impact on, the equity awards granted to Mr. Alimi in May 2014 and disclosed on Form 4 at that time.

The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Employment Agreement by and between Ruthigen, Inc. and Hojabr Alimi, dated November 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTHIGEN, INC.

Date: November 28, 2014	/s/ Sameer Harish
Sameer Harish Chief Financial Officer